Dear MEMBER:

At the end of 2006, FHLBank Topeka’s regulator, the Federal Housing Finance Board (FHFB), adopted a new regulation placing limits on the amount of excess stock which may be outstanding. Excess stock is defined as any outstanding shares that are not required for either membership (Class A Stock) or activity (Class B Stock). Under the new FHFB rule, excess stock cannot exceed 1 percent of the FHLBank’s assets. If it does, FHLBank will be prohibited from issuing dividends in the form of stock.

FHLBank management believes its stock is one of the most valuable assets you can own because of the high dividend rate on Class B Stock shares relative to LIBOR. In addition, the dividends paid on both Class A Stock and on Class B Stock are paid in the form of Class B Stock, thus making the dividends tax-deferred. Therefore, the recent Class B Stock dividends equal to three-month LIBOR plus 115 basis points (6.50 percent) can be viewed as tax-deferred income. The tax equivalent yield of this dividend is 10 percent at a 35 percent tax rate. For this reason, we believe FHLBank stock may provide one of the best returns with the lowest risk available in the market today.

If the FHLBank allows shareholders to hold excess Class B Stock, then this stock cannot be leveraged at high enough returns to generate the type of income needed to pay an adequate Class B Stock dividend. Consequently, decreasing the excess Class B Stock is a key priority of FHLBank; therefore, the following two actions will be implemented:

1.	Sweep all excess Class B Stock to Class A Stock on May 31, 2007. This will cause each stockholder to start from the same point: with no excess Class B Stock.

2.	Sweep all Class B Stock in excess of $50,000 to Class A Stock each Wednesday (or the following business day) beginning in July 2007.

In addition, at the end of each quarter it may be necessary to execute a mandatory repurchase of excess stock if there is a risk of exceeding the 1 percent limit. This action would be necessary to preserve the ability to issue stock dividends; however, this would not be expected given the two actions above. Should a mandatory stock repurchase occur, you will be notified five business days prior to that repurchase.

FHLBank values its relationship with your institution and continues to focus on maximizing the value of your institution’s stock investment. If you have any questions about this new regulation, please contact the Member Services Department at 800.809.2733.

Sincerely,
Your partners at FHLBank Topeka

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of the FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as anticipates, believes, could, estimate, may, should and will, or other variations on these terms. The FHLBank’s actual results may differ materially from those expressed in any forward-looking statements as a result of many factors and uncertainties including, but not limited to: the effects of SFAS 133 accounting treatment and other accounting rule requirements, changes in the regulatory requirements of the Federal Housing Finance Board, the FHLBank’s ability to pay dividends out of retained earnings, changes in interest rates, changes in projected business volumes, the FHLBank’s cost of funding, changes in the FHLBank’s membership profile, the withdrawal of one or more large members, shifts in demand for FHLBank products, and general economic conditions.